                                                  UNITED STATES
                                        SECURITIES AND EXCHANGE COMMISSION
                                             Washington, D.C. 20549

                                                    SCHEDULE 13G
                                                   (Rule 13d-102)

                                   Under the Securities Exchange Act of 1934
                                                  (Amendment No. 1)*

                                           Emisphere Technologies, Inc.
                                                (Name of Issuer)

                                                   Common Stock
                                             (Title of Class of Securities)

                                                    291345 10 6
                        (CUSIP Number)

                                                   March 23, 2004
                              (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed.

|_| Rule13d-1(b)
|X| Rule13d-1(c)
|_| Rule13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of
1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the
Notes).

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                                                          13G                             Page 2 of 8 Pages
         CUSIP No. 291345 10 6
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-------------- -------------------------------------------------------------------------------------------------------
      1        NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
               ------------------------------------------------------------------------------------------------------

               Versant Capital Management LLC
-------------- -------------------------------------------------------------------------------------------------------
-------------- -------------------------------------------------------------------------------------------------------
      2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                             (a) |_|
                                                                                             (b) |_|
-------------- -------------------------------------------------------------------------------------------------------
-------------- -------------------------------------------------------------------------------------------------------
      3        SEC USE ONLY

-------------- -------------------------------------------------------------------------------------------------------
-------------- -------------------------------------------------------------------------------------------------------
      4        CITIZENSHIP OR PLACE OF ORGANIZATION

               Delaware
-------------- -------------------------------------------------------------------------------------------------------
------------------------------------------ ---------- ----------------------------------------------------------------
                NUMBER OF                      5      SOLE VOTING POWER
                 SHARES
              BENEFICIALLY                            1,800,000
                OWNED BY
                  EACH
                REPORTING
              PERSON WITH
------------------------------------------ ---------- ----------------------------------------------------------------
------------------------------------------ ---------- ----------------------------------------------------------------
                                               6      SHARED VOTING POWER

                                                      0
------------------------------------------ ---------- ----------------------------------------------------------------
------------------------------------------ ---------- ----------------------------------------------------------------
                                               7      SOLE DISPOSITIVE POWER

                                                      1,800,000
------------------------------------------ ---------- ----------------------------------------------------------------
------------------------------------------ ---------- ----------------------------------------------------------------
                                               8      SHARED DISPOSITIVE POWER

                                                      0
------------------------------------------ ---------- ----------------------------------------------------------------
-------------- -------------------------------------------------------------------------------------------------------
      9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

               1,800,000
-------------- -------------------------------------------------------------------------------------------------------
-------------- -------------------------------------------------------------------------------------------------------
     10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
               CERTAIN SHARES*
                                                                                                            |_|
-------------- -------------------------------------------------------------------------------------------------------
-------------- -------------------------------------------------------------------------------------------------------
     11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

               9.8%
-------------- -------------------------------------------------------------------------------------------------------
-------------- -------------------------------------------------------------------------------------------------------
     12        TYPE OF REPORTING PERSON*

               OO
-------------- -------------------------------------------------------------------------------------------------------

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                                                          13G                             Page 3 of 8 Pages
         CUSIP No. 291345 10 6
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-------------- -------------------------------------------------------------------------------------------------------
      1        NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

               Herriot Tabuteau
-------------- -------------------------------------------------------------------------------------------------------
-------------- -------------------------------------------------------------------------------------------------------
      2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                                       (a) |_|
                                                                                                       (b) |_|
-------------- -------------------------------------------------------------------------------------------------------
-------------- -------------------------------------------------------------------------------------------------------
      3        SEC USE ONLY

-------------- -------------------------------------------------------------------------------------------------------
-------------- -------------------------------------------------------------------------------------------------------
      4        CITIZENSHIP OR PLACE OF ORGANIZATION

               American
-------------- -------------------------------------------------------------------------------------------------------
------------------------------------------ ---------- ----------------------------------------------------------------
                NUMBER OF                      5      SOLE VOTING POWER
                 SHARES
              BENEFICIALLY                            0 (See Item 4)
                OWNED BY
                  EACH
                REPORTING
               PERSON WITH
------------------------------------------ ---------- ----------------------------------------------------------------
------------------------------------------ ---------- ----------------------------------------------------------------
                                               6      SHARED VOTING POWER

                                                      0 (See Item 4)
------------------------------------------ ---------- ----------------------------------------------------------------
------------------------------------------ ---------- ----------------------------------------------------------------
                                               7      SOLE DISPOSITIVE POWER

                                                      0 (See Item 4)
------------------------------------------ ---------- ----------------------------------------------------------------
------------------------------------------ ---------- ----------------------------------------------------------------
                                               8      SHARED DISPOSITIVE POWER

                                                      0 (See Item 4)
------------------------------------------ ---------- ----------------------------------------------------------------
-------------- -------------------------------------------------------------------------------------------------------
      9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

               0 (See Item 4)
-------------- -------------------------------------------------------------------------------------------------------
-------------- -------------------------------------------------------------------------------------------------------
     10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                                                            |X|
-------------- -------------------------------------------------------------------------------------------------------
-------------- -------------------------------------------------------------------------------------------------------
     11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

               0.0%
-------------- -------------------------------------------------------------------------------------------------------
-------------- -------------------------------------------------------------------------------------------------------
     12        TYPE OF REPORTING PERSON*

               IN
-------------- -------------------------------------------------------------------------------------------------------

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                                                          13G                             Page 4 of 8 Pages
         CUSIP No. 291345 10 6
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Explanatory Note:  This Amendment No. 1 amends the Schedule 13G (the "Original Schedule 13G") previously filed with respect to the
Common Stock (as defined below) of Emisphere Technologies, Inc., listing Versant Capital Management LLC as the reporting person.
This Amendment No. 1 adds Herriot Tabuteau as a reporting person and reflects additional purchases made by Versant Capital Management
LLC since the filing of the Original Schedule 13G.

ITEM 1(a).        Name of Issuer:
                  Emisphere Technologies, Inc.

ITEM 1(b).        Address of Issuer's Principal Executive Offices:
                  765 Old Saw Mill River Road
                  Tarrytown, New York 10591

ITEM 2(a).        Name of Person Filing:

                  Versant Capital Management LLC

                  Herriot Tabuteau

ITEM 2(b).        Address of Principal Business Office or, if None, Residence:

                  Versant Capital Management LLC
                  45 Rockefeller Plaza
                  Suite 2074
                  New York, New York 10111

                  Herriot Tabuteau
                  c/o Versant Capital Management LLC
                  45 Rockefeller Plaza
                  Suite 2074
                  New York, New York 10111

ITEM 2(c).        Citizenship:
                  See Item 4 of cover pages.

ITEM 2(d).        Title of Class of Securities:
                  Common Stock, $.01 par value per share (the "Common Stock").

ITEM 2(e).        CUSIP Number:
                  291345 10 6

ITEM 3.           If this statement is filed pursuant to Rule 13d-1(b), or 13d-2(b), check whether the person filing is a:

         (a)      |_|      Broker or Dealer registered under Section 15 of the Exchange Act.
         (b)      |_|      Bank as defined in section 3(a)(6) of the Exchange Act.
         (c)      |_|      Insurance Company as defined in section 3(a)(19) of the Exchange Act.
         (d)      |_|      Investment Company registered under section 8 of the Investment Company Act.

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                                                          13G                             Page 5 of 8 Pages
         CUSIP No. 291345 10 6
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         (e)      |_|      An investment advisor in accordance with Rule 13d-1(b)(1)(ii)(E);
         (f)      |_|      An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);
         (g)      |_|      A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);
         (h)      |_|      A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act;
         (i)      |_|      A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act;
         (j)      |_|      Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

         If this statement is filed pursuant to Rule 13d-1(c), check this box.  |X|

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                                                          13G                             Page 6 of 8 Pages
         CUSIP No. 291345 10 6
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ITEM 4.           Ownership.
         (a)      Amount beneficially owned:

                  Since the filing of the Original Schedule 13G, Versant Capital
                  Management LLC has subsequently purchased an additional
                  725,000 shares and, as of the date hereof, owns an aggregate of 1,800,000 shares of outstanding Common Stock. Herriot
                  Tabuteau is the managing member of Versant Capital Management
                  LLC and so may be deemed to beneficially own such shares of
                  Common Stock. Mr. Tabuteau disclaims such beneficial
                  ownership.

         (b) Percent of class:
                  9.8%, based upon 18,312,150 shares outstanding on May 3, 2004.

         (c) Number of shares as to which each such person has:
                  (i)      Sole power to vote or direct the vote: See Item 5 of
                           cover pages.
                  (ii)     Shared power to vote or direct the vote: See Item 6
                           of cover pages.
                  (iii)    Sole power to dispose or to direct the disposition
                           of: See Item 7 of cover pages.
                  (iv)     Shared power to dispose or to direct the disposition
                           of: See Item 8 of cover pages.

ITEM 5.           Ownership of Five Percent or Less of a Class.
                  If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the
                  beneficial owner of more than five percent of the class of
                  securities, check the following. |_|

ITEM 6.           Ownership of More than Five Percent on Behalf of Another Person.
                  Not Applicable.

ITEM 7.           Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent
                  Holding Company.
                                 Not Applicable.

ITEM 8.           Identification and Classification of Members of the Group.
                  Not Applicable.

ITEM 9.           Notice of Dissolution of Group.
                   Not Applicable.

ITEM 10.          Certification
                  By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of
                  changing or influencing the control of the issuer of the
                  securities and were not acquired and are not held in
                  connection with or as a participant in any transaction having that purpose or effect.

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                                                          13G                             Page 7 of 8 Pages
         CUSIP No. 291345 10 6
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                                                       SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                                                           July 10, 2004
                                                                              (Date)

                                                     VERSANT CAPITAL MANAGEMENT LLC

                                                     By:      /s/ Herriot Tabuteau
                                                              Name:   Herriot Tabuteau
                                                              Title:  Managing Member

                                                     /s/ Herriot Tabuteau
                                                        Herriot Tabuteau

                                        JOINT FILING AGREEMENT

         In accordance with Rule 13d-1(f) under the Securities Exchange Act of
1934, as amended, the undersigned hereby agree to the joint filing on behalf of each of them of a statement on Schedule 13G (including amendments thereto) with respect to the common stock, $0.01 par value, of Emisphere Technologies, Inc.
and that this Joint Filing Agreement be included as an exhibit to such statement. This Joint Filing Agreement may be executed in any number of counterparts, all of which, taken together, shall constitute one and the same instrument.

         IN WITNESS WHEREOF, the undersigned hereby execute this Joint Filing
Agreement as of July 10, 2004.

                                           VERSANT CAPITAL MANAGEMENT LLC

                                           By:      /s/ Herriot Tabuteau
                                                    Name:   Herriot Tabuteau
                                                    Title:  Managing Member

                                           /s/ Herriot Tabuteau
                                              Herriot Tabuteau